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                                                                      Exhibit 11

Statement re Computation of Per Share Earnings

Earnings per share were calculated as follows:

                                                 For the Years Ended December 31,
                                                  ------------------------------
                                                      1996     1995      1994
                                                  ------------------------------
                                                          In Thousands
                                                      Except per share amount
                                                  -----------------------------
Net income                                        $19,872   $21,306   $24,157
                                                  =======   =======   =======
Average shares of common
    stock outstanding                              11,557    11,480    11,485
Add:  Net shares assumed to be issued
      for dilutive stock options                      348       281       320
                                                  -------   -------   -------
Average shares of common stock
      and common stock equivalents
      outstanding                                  11,905    11,761    11,805
                                                  =======   =======   =======
Earnings per share of common stock
    and common stock equivalents                  $  1.67   $  1.81   $  2.05
                                                  =======   =======   =======